EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 33-44150) pertaining to the 1987 Nonqualified Stock Option Plan of SPARTA, Inc.,

(2)	Registration Statement (Form S-8 No. 33-45915) pertaining to the SPARTA, Inc. Profit Sharing Plan,

(3)	Registration Statement (Form S-8 No. 333-40883) pertaining to the 1997 Stock Plan,

(4)	Registration Statement (Form S-8 No. 333-72541) pertaining to the SPARTA, Inc. Profit Sharing Plan, and

(5)	Registration Statement (Form S-8 No. 333-143568) pertaining to the Sparta 2007 Stock Plan;
of our report dated March 17, 2008, with respect to the consolidated financial statements of SPARTA, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Irvine, California
March 19, 2008